News Release 109	Liberty Star Uranium & Metals Corp.
September 20, 2011	LBSR: OTCBB LBVN: Frankfurt
FOR IMMEDIATE RELEASE
http://www.LibertyStarUranium.com

Liberty Star Acquires 8 Square Miles of Mineral Rights over a Large Porphyry Copper – Precious Metal Target in Cochise County Arizona

TUCSON, Ariz Liberty Star Uranium & Metals Corp. (The “Company”) (OTCBB: LBSR) is pleased to announce the acquisition of approximately  eight square miles of mineral rights in the Hay Mountain Project area, part of The Tombstone Porphyry-Precious Metals Project.  These mineral rights consist of standard unpatented Federal Lode mining claims and Arizona State Prospecting Permits (leases).  These mineral rights cover a large multimodal anomaly over a large covered porphyry copper mineral center in Cochise County, Arizona.  This land acquisition has been the result of a long and concerted effort in the area.

The multimodal anomalies cover the acquired land and include:  a large aerial magnetic high exactly superimposed over a geochemical anomaly system consisting of a copper high over the magnetic high surrounded by distal low temperature metal anomalies, including gold.  Some ground electrical geophysics (IP - Induced Polarization) has been run over the area, as well as an electromagnetic survey known as CSAMT (Controlled Source Audiorange Magneto Tellurics).  Geologic and Alteration mapping of exposed rocks is in hand and may be done in increased detail in the future.  The objective of this land acquisition is to allow further testing and exploration of the subsurface by diamond core drilling.  The size of the superimposed geologic, geochemical and geophysical anomalies is interpreted to represent a large porphyry copper bearing igneous mineral body intrusive into limestone sediments.  Similar known mineral ore bodies are present in southeastern Arizona as exemplified by Silver Bell, Mission-Pima, Twin Buttes, Morenci, Christmas and others which have similar geochemical and geophysical signatures.  Based on the data we expect this center to contain disseminated copper-gold-silver and molybdenum (moly) along with high grade replacement bodies in limestone replacements containing high grade copper, lead, zinc, silver, gold and other metals typical of the known large ore bodies of the same type mentioned above.

The Company will work toward preparing a drilling program to test this target area as quickly as possible.  Discovered ore bodies could be mined by either open pit or underground mining methods or both.
Comments Liberty Star’s Chief Geologist and CEO James Briscoe: “the wealth potential of the Tombstone area has been reignited by the continuing strength of copper, gold moly, and silver prices.  These are major targets in large alteration zones hidden from view but amenable to discovery by advanced methodologies.”

“James A. Briscoe” James A. Briscoe,
CEO/Director
Liberty Star Uranium & Metals Corp.

Safe Harbor Statement:
Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include: that we expect  the new property to contain disseminated copper-gold-silver and molybdenum (moly) along with high grade replacement bodies in limestone replacements containing high grade copper, lead, zinc, silver, gold and other metals; that we  will work toward preparing a drilling program to test this target area as quickly as possible;  that mining projected for this target might be underground or open pit or both technologies, and could produce copper, moly, gold, silver, lead, zinc and potentially other by product metals; and that these metals are amenable to discovery by advanced methodologies .  Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; we may not locate or agree to terms with potential partners for their incurring of exploration costs, we may not be able to get equipment or labor as we need it; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:
Tracy Myers
Investor Relations
Liberty Star Uranium & Metals Corp.
Phone (520) 425-1433
(520) 731-8786

http://www.LibertyStarUranium.com
info@LibertyStarUranium.com

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